Exhibit 21.1

ANDEAVOR LOGISTICS LP
LIST OF SUBSIDIARIES
as of December 31, 2018

	Name of Subsidiary	Jurisdiction of Organization/Incorporation
	Andeavor Field Services LLC	Delaware
	Andeavor Gathering I LLC	Delaware
	Andeavor Logistics CD LLC	Delaware
*	Andeavor Logistics Rio Pipeline LLC	Delaware
	Andeavor Midstream Partners GP LLC	Delaware
	Andeavor Midstream Partners LP	Delaware
	Andeavor Midstream Partners Operating LLC	Delaware
	Andeavor MPL Holdings LLC	Delaware
	Asphalt Terminals LLC	Delaware
	Green River Processing, LLC	Delaware
*	Minnesota Pipe Line Company, LLC	Delaware
*	MPL Investments, Inc.	Delaware
*	PNAC, LLC	Nevada
*	Rendezvous Gas Services, L.L.C.	Wyoming
	Rendezvous Pipeline Company, LLC	Colorado
	Tesoro Alaska Pipeline Company LLC	Delaware
	Tesoro Alaska Terminals LLC	Delaware
	Tesoro Great Plains Gathering & Marketing LLC	Delaware
	Tesoro Great Plains Midstream LLC	Delaware
	Tesoro High Plains Pipeline Company LLC	Delaware
	Tesoro Logistics Finance Corp.	Delaware
	Tesoro Logistics Northwest Pipeline LLC	Delaware
	Tesoro Logistics Operations LLC	Delaware
	Tesoro Logistics Pipelines LLC	Delaware
	Tesoro SoCal Pipeline Company LLC	Delaware
*	Three Rivers Gathering, LLC	Delaware
*	Uintah Basin Field Services, L.L.C.	Delaware
	Western Refining Conan Gathering, LLC	Delaware
	Western Refining Delaware Basin Storage, LLC	Delaware
	Western Refining Logistics GP, LLC	Delaware
	Western Refining Logistics, LP	Delaware
	Western Refining Pipeline, LLC	New Mexico
	Western Refining Product Transport, LLC	Delaware
	Western Refining Terminals, LLC	Delaware
	Western Refining Wholesale, LLC	Delaware
	WNRL Energy GP, LLC	Delaware
	WNRL Energy, LLC	Delaware
	WNRL Finance Corp.	Delaware

*	Indicates a company that is not wholly owned directly or indirectly by Andeavor Logistics LP.